Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg Mann
Director
Corporate Communications & Investor Relations
(510) 284-6566

Abgenix Announces Third Quarter 2005 Financial Results

FREMONT, Calif. - October 25, 2005 - Abgenix, Inc. (NASDAQ: ABGX) today announced financial results for the third quarter ended September 30, 2005.  The company reported a net loss of $36.8 million, or $0.41 per share, for the third quarter of 2005, compared to $42.4 million, or $0.48 per share, for the same period in 2004.

Net cash used in operating activities in the third quarter of 2005 was $21.8 million, compared to $36.5 million in the third quarter of 2004.  During the quarter, the company repurchased approximately $13.8 million of its outstanding convertible notes due in 2007, and ended the third quarter of 2005 with $343.6 million in cash, cash equivalents and marketable securities.

“We continue to execute on our goals for 2005, including progress with our partner, Amgen, towards the initiation of our regulatory filing to the FDA for panitumumab before year-end 2005,” said Bill Ringo, president and chief executive officer of Abgenix.  “Our third quarter performance reflects expense reductions realized from our recently announced restructuring and facility consolidation, efforts to expand our product portfolio, and investment in the development and potential commercialization of panitumumab.”

Revenues for the third quarter of 2005 were $4.7 million compared to $3.1 million for the same period in 2004.  Revenues for the third quarter of 2005 consisted primarily of contract revenues from technology licensing agreements and included licensing revenues and an IND-related milestone from our partner Agensys.  For the third quarter of 2004, revenues included a milestone payment from Amgen for advancement of denosumab (AMG-162), a XenoMouse®-derived antibody, into pivotal clinical trials for bone loss.  The company’s contract revenues generally vary from period to period based on the progress of research and development efforts by the company’s collaborators and licensees.

-more-

Operating expenses for the third quarter of 2005 were $40.8 million, compared to $45.1 million for the same period in 2004.  The majority of third quarter 2005 research and development costs related to advancement of the company’s proprietary clinical product candidates, including its lead oncology product candidate, panitumumab, and ABX-10241, a fully human antibody being studied for the potential treatment of secondary hyperparathyroidism (SHPT). Included in both periods were manufacturing start-up costs related to the company’s antibody production facility.  Previously announced restructuring activities and other cost-containment initiatives contributed to the reduction in general and administrative expenses in 2005.

Third Quarter 2005 and Recent Company Highlights

•                  Panitumumab development progress:

•                  Top-line data from the ex-U.S. pivotal study (Study 408) are expected to be announced by mid-November 2005.  The trial, anticipated to be the basis of a future Biologic License Application (BLA), measures progression free survival following panitumumab monotherapy for the treatment of advanced colorectal cancer (CRC) patients who have failed standard chemotherapy regimens, including irinotecan and oxaliplatin.

•                  Dependent on the data outcome, initiation of the BLA for panitumumab monotherapy in advanced CRC patients who have failed such chemotherapy regimens is expected in late fourth quarter 2005.

•                  Fast track status was granted for panitumumab by the U.S. Food and Drug Administration (FDA).  Under the FDA Modernization Act of 1997, fast track designation allows the FDA to accept, on a rolling basis, portions of a marketing application for review prior to the completion of the final registration package.

•                  As recently announced by our partner, Amgen, new interim data from two ongoing, single-arm, U.S. Phase 2 studies (Study 167 and Study 250) support that panitumumab is active as monotherapy in patients with advanced colorectal cancer who have failed multiple standard chemotherapy regimens.

•                  Enrollment continues in the Panitumumab Advanced Colorectal Cancer Evaluation (PACCE) Study.  The randomized, multi-center, controlled, open-label Phase 3 trial investigates the potential benefit of panitumumab in the first-line colorectal cancer setting when administered in combination with chemotherapy and Avastin® (bevacizumab).

•                  Results of a Phase 2 study of panitumumab as a single agent therapy in metastatic renal cell carcinoma (mRCC) were presented on October 23, 2005 at the Fourth International Kidney Cancer Symposium in Chicago.  No objective response was observed and overall survival was comparable to that associated with available mRCC treatments. Panitumumab appeared to be generally well tolerated and no panitumumab-induced human anti-human antibodies were observed.

2

•                  Following our decision to co-promote panitumumab, we continued to make progress in recruiting the leadership of our commercial team and coordinating our efforts with Amgen.

•                  Presentations of clinical and pre-clinical panitumumab studies at upcoming conferences:

•                  Results of two clinical trials will be presented at the upcoming European Cancer Conference, or ECCO, in Paris on October 30-November 3, 2005.

•                  Primary analysis of results from the second part of a safety study of panitumumab plus irinotecan-containing chemotherapy in first line patients with metastatic CRC.  Results from the first part of this study were presented at the 29th Congress of the European Society for Medical Oncology (ESMO) in November 2004.

•                  Primary analysis of results from a Phase 2 study comparing panitumumab plus standard chemotherapy versus chemotherapy alone in first line advanced non-small cell lung cancer.  Abgenix announced top-line results of this study in a press release on July 26, 2005.

•                  Abstracts of five pre-clinical studies of panitumumab will be presented at the upcoming joint conference of the American Association of Cancer Research (AACR), National Cancer Institute (NCI) and the European Organisation for Research and Treatment of Cancer (EORTC) on November 14-18, 2005 in Philadelphia, PA.

•                  Proprietary and partner pipeline activities:

•                  Abgenix is entitled to a milestone payment from Pfizer following the filing by Pfizer of a Clinical Trial Application (CTA) with several European regulatory authorities. The CTA represents the fourth fully human antibody product candidate to enter clinical studies from the antibody research collaboration with Pfizer.

Conference call information

Abgenix will hold a conference call today at 4:30 pm ET, 1:30 pm PT to discuss financial results. To participate in the teleconference, please dial 866-700-7441 fifteen minutes before the conference begins. International callers should dial 617-213-8839. The pass code is 74073994. The call will also be webcast live at www.abgenix.com. A replay of the call will be available on the company’s website or by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay participant code is 87765844.

3

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of fully human therapeutic antibodies. The company’s antibody development platform includes a leading antibody technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity antibodies with the potential to target disease. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, clinical study results, timing of potential FDA filings for panitumumab, collaborative and co-promotion arrangements and process science and manufacturing activities and about its projected financial results and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with conducting clinical trials, the progress of research and product development programs, product manufacturing, regulatory filing, review and approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2004, and periodic reports on Form 10-Q and Form 8-K.  Abgenix is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements.

###

4

ABGENIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share data)	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues:
Contract revenue	$4,689	$3,116	$10,751	$10,195
Contract manufacturing revenue	—	—	—	1,325
Total revenues	4,689	3,116	10,751	11,520

Operating expenses:
Cost of goods manufactured	—	—	—	1,857
Research and development	29,345	29,660	100,674	94,265
Manufacturing start-up costs	5,181	6,351	11,965	16,487
General and administrative	5,035	7,673	16,003	21,038
Amortization of intangible assets	846	1,441	3,728	5,024
Impairment of intangible assets	—	—	25,000	17,241
Restructuring and other	398	—	15,138	—
Total operating expenses	40,805	45,125	172,508	155,912

Loss from operations	(36,116)	(42,009)	(161,757)	(144,392)

Other income (expenses):
Interest and other income (expenses), net	3,257	1,347	9,216	4,831
Interest expense	(3,980)	(1,758)	(11,048)	(5,048)
Total other expenses	(723)	(411)	(1,832)	(217)

Net loss	$(36,839)	$(42,420)	$(163,589)	$(144,609)
Basic and diluted net loss per share	$(0.41)	$(0.48)	$(1.83)	$(1.63)
Shares used in computing basic and diluted net loss per share	89,949	88,845	89,617	88,609

ABGENIX, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share data)	2005	2004	2005	2004
	(unaudited)		(unaudited)

GAAP net loss	$(36,839)	$(42,420)	$(163,589)	$(144,609)
Add: Impairment of intangible assets	—	—	25,000	17,241
Restructuring and other	398	—	15,138	—
Non-GAAP net loss	$(36,441)	$(42,420)	$(123,451)	$(127,368)
Basic and diluted non-GAAP net loss per share	$(0.41)	$(0.48)	$(1.38)	$(1.44)
Shares used in computing basic and diluted non-GAAP net loss per share	89,949	88,845	89,617	88,609

(1)  Non-GAAP amounts are intended to illustrate the Company’s results of operations excluding impairment of intangible assets and restructuring charges.  The non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

ABGENIX, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	September 30, 2005	December 31, 2004
	(unaudited)	*

Cash, cash equivalents and marketable securities	$343,604	$416,329
Other current assets	17,629	19,187
Total current assets	361,233	435,516
Property and equipment, net	199,884	223,004
Long-term investments	17,078	23,300
Intangible assets, net	66,063	94,790
Deposits and other assets	34,394	36,108
Total assets	$678,652	$812,718
Deferred revenue	$8,920	$11,692
Accrued restructuring charges	2,386	—
Other current liabilities	22,728	23,257
Total current liabilities	34,034	34,949
Convertible notes	449,890	463,630
Deferred rent	7,615	7,519
Non-current portion of accrued restructuring charges	5,214	—
Other long-term liabilities	63,941	25,626
Redeemable convertible preferred stock	49,869	49,869
Stockholders’ equity	68,089	231,125
Total liabilities and stockholders’ equity	$678,652	$812,718

* Derived from the December 31, 2004 audited financial statements.